Exhibit 99.1

Global Eagle Entertainment Announces STC Approval of its Connectivity System on Boeing 777 Aircraft

Los Angeles, Calif., (December 22nd, 2015) – Global Eagle Entertainment Inc. (Nasdaq: ENT), a worldwide leading provider of content, connectivity and digital media solutions to airlines, today announced that it has received Supplemental Type Certificate (STC) approval to install its Ku-band satellite connectivity system on Boeing 777 aircraft.

Beginning in January 2015, airlines can equip their B777 aircraft with GEE’s connectivity system.

“This STC approval is a testament to GEE’s technological leadership and expansion in the in-flight connectivity market,” explained Aditya Chatterjee, Senior Vice President, Connectivity Systems and Chief Technology Officer at GEE. “The B777 has received more orders than any other wide-body aircraft, and GEE’s STC approval is an important achievement in the growth of Ku-band satellite connectivity to airlines.”

About Global Eagle Entertainment (GEE)

Global Eagle Entertainment Inc. (Nasdaq:ENT) is a worldwide provider of content, connectivity and digital media solutions for airlines. Through the industry's most comprehensive product and services platform, GEE provides airlines with a wide range of in-flight solutions. These include Wi-Fi, movies, television, music, interactive software, as well as portable IFE solutions, content management services, e-commerce solutions and original content development. Serving over 150 airlines worldwide, GEE delivers exceptional quality and value to its customers to help them achieve their passenger experience objectives. The company's headquarters are located in Los Angeles, California, with offices and teams located in North America, Asia, the Middle East, Europe, Africa, Oceania and South America. Find out more at www.geemedia.com

Contact:

Press enquiries:

Melissa Pauléat

+1 514 499 0910 x308

pr@globaleagleent.com

Investor relations:

Kevin Trosian

+1 310-740-8624

investor.relations@globaleagleent.com